JACK CHAPLINE VAUGHAN
ATTORNEY AT LAW
P.O. BOX 740043 HOUSTON, TEXAS 77274-0043
(713) 772-2934

January 28, 2010

Board of Directors
Southfield Energy Corporation
1240 Blalock Road, Suite 150
Houston, Texas 77055

Re: Opinion with respect to Three Year Notes of Southfield Energy Corporation planned to be issued pursuant to S-1 Registration Statement and Trust Indenture

Gentlemen:

By way of introduction, I am an attorney licensed to practice law in the State of Texas and in federal courts (in Texas and the United States Supreme Court) and am in good standing. I am a sole practitioner attorney, authorized to practice before the Securities and Exchange Commission and I have not been prohibited from practicing before the SEC or any other regulatory organization or any court. I am providing this opinion letter at the request of Southfield Energy Corporation (sometimes referred to hereinafter as “the Company,” or “the Registrant”).

I have acted as counsel for the Registrant, a Nevada corporation whose principal place of business is in Houston, Texas, with respect to assorted general and securities matters and specifically most recently in connection with the registration under the Securities Act of 1933, as amended, of notes designated as Three Year Notes to be issued pursuant to the S-1 Registration Statement and Trust Indenture to purchasers when the Registration Statement becomes effective. Such Three Year Notes (“the Three Year Notes”) described in the amended Registration Statement filed on the date hereof on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (together with all amendments thereto) (the “Registration Statement”), proposed to be Registration Statement and Trust Indenture which constitute a Prospectus.

You have requested my opinion regarding the legality of the Three Year Notes registered pursuant to the Registration Statement. I have examined originals or copies, certified to my satisfaction, of such records, agreements and other instruments of the Company, certificates of public officials, certificates of the officers or other representatives of the Company, and other documents, as deemed necessary as a basis for the opinions hereinafter set forth. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon written factual representations of officers and directors, including (but not limited to) statements contained in the Registration Statement.

I am familiar with applicable Nevada and Texas law and the Securities Act of 1933 and applicable SEC Rules. I have reviewed again, in preparing this opinion, pertinent provisions of the Securities Act of 1933 and the Trust Indenture Act of 1939. My opinion is confined to Texas, Nevada, and United States law.

I have assumed the genuineness of all signatures on documents reviewed by or presented to me, the legal capacity of natural persons, the authenticity of all items submitted to me as originals and the conformity with originals of all items submitted as copies.

Board of Directors
Southfield Energy Corporation
January 28, 2010
Page Two

Customarily understood disclaimers and understood limitations are omitted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the Law Section, as published in 53 The Business Lawyer 831 (May 1988). Based upon and subject to the foregoing as well as the assumptions, conditions and limitations set forth herein, I am of the opinion that the Three Year Notes have been duly authorized and, when issued in accordance with the Registration Statement, will be legally issued, fully paid and non-assessable, and will be a binding obligation of the Registrant.

I hereby consent to the reference to myself and my office in the “Legal Matters” Statement and to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement.

Respectfully yours,

Jack Chapline
Vaughan, Esq.

Jack Chapline Vaughan